FOR FURTHER INFORMATION:



At the Company:                 At the Financial Relations Board:
Elaine Bacon                    Bill Schmidle, Analyst Inquiries
513-489-5400                    312-640-6753
shinfo@cnmw.com                 Karl Plath, General Inquiries
				312-640-6738





For Immediate Release

Cincinnati Microwave Secures New Credit Facility; Reports 1996
Second Quarter Results


Cincinnati, August 1, 1996 -- Cincinnati Microwave, Inc. (Nasdaq:CNMW) today announced that it has secured a three-year, $15 million credit facility from Foothill Capital Corporation, a Norwest Company. The company also reported that net sales for its second quarter ended June 30, 1996, were $15.5 million compared with $19.0 million in last year's second quarter. The net loss was $3.8 million, or 24 cents per share, compared with a loss of $783,000, or 6 cents, last year.

"Everyone at Cincinnati Microwave is focused on returning the company to profitability. We are all working very hard on the internal and external steps necessary to accomplish this goal," said Erika Williams, president and chief executive officer. "We are continuing to work to reduce inventory, increase revenue, bring down payables and control expenses. In addition, we are exploring potential strategic alliances that would strengthen the company's position in the market place."

Credit Facility

The new credit facility with Foothill is comprised of a $5 million term loan and a revolving credit facility of up to $15 million with a maximum combined availability of $15 million.
The available borrowings under the revolving credit facility are based on the level of the company's accounts receivable and finished goods inventory. The new facility is secured by substantially all of the company's assets and is subject to the maintenance of certain financial covenants. The initial borrowing under the new facility of approximately $5 million was used to pay off the existing facility and to fund working capital requirements.

Net Sales

Net sales for the second quarter were down 19 percent from the comparable prior period primarily because of a 48 percent decline in sales of radar detectors. Detector unit sales, which were weak in both the retail and OEM/reseller channels, declined 42 percent, reflecting reduced demand in the market. The 9 percent decline in the average unit price reflected the growing significance of major customers, which generally receive volume discounts.

Sales of the company's cordless telephones with SureLink technology rose 119 percent for the quarter with unit volume up 213 percent. Market acceptance of the product line remains strong, however, the average unit price declined 30 percent compared with last year due to a significantly greater percentage of OEM/reseller sales and reductions in selling prices that were made by the company during the second quarter to improve inventory turnover, generate cash flow and improve liquidity.

Other sales rose 223 percent to $487,000 due to an almost six-fold rise in the number of cellular digital packet data
(CDPD) modems sold. The market for CDPD appears to be growing, albeit more slowly than market analysts had projected, as the cellular carriers continue deployment of digital capabilities in their networks, and new applications reach the market.

The company is on schedule to introduce a series of new cordless telephone, detector and modem product models during the remainder of the year. In keeping with normal product introduction schedules in the consumer electronics industry, the company introduces products with new features in time for the holiday buying season.

Gross Margin

The company's gross profit margin was 10 percent for the second quarter compared with 27 percent a year ago. In addition to the sales price reductions previously discussed, margins were impacted by inventory liquidation efforts; lower production volume, which impacts factory utilization and efficiency; and, continued high material costs due to the company's inability to make volume purchases because of the lower production volume and on hand inventory.

Operating Expenses

Operating expenses for the second quarter declined 7 percent to $5.2 million although they increased to 34 percent of net sales from 29 percent last year. Net interest expense for the quarter declined because of lower average outstanding balances on the company's credit facility.

A 33 percent decline in research and development expense reflected the use of an engineering development credit from a customer as well as tight cost controls. Selling expenses were relatively unchanged from last year even though the company increased its level of normal advertising and direct mail efforts to stimulate retail sales. Administrative expenses rose 28 percent for the quarter because of an increase in legal and professional expenses, due in part to the company's need to defend itself against shareholder lawsuits filed in 1995.

Overall, the company is making progress toward reducing its cost structure. Since December 1995, the company has reduced the number of full time employees by 17 percent and has reduced the number of temporary and contract workers to 7 from 455. The staffing reductions should result in substantial annualized savings.

Six Month Results

For the six months ended June 30, 1996, net sales were up 10 percent to $36.0 million from $32.7 million. The net loss was $6.5 million, or 41 cents per share, compared with a net loss of $1.4 million, or 10 cents, in the comparable period of 1995. Results for 1995 include a nonoperating gain in the first quarter of the year of $1.4 million, or 10 cents per share, reflecting the release of certain tax reserves to income as a result of the closure of the company's 1991 federal tax return.

Balance Sheet Review

During the first six months of 1996, the company generated cash from operating activities of $5.2 million compared with the utilization of $9.4 million in cash during the comparable prior period. The primary source of cash was the $9.9 million reduction in inventory and the $5.3 million decline in accounts receivable during the period. Available cash was used to reduce accounts payable by $5.1 million between year-end and June 30, 1996. Shareholders' equity was $18.3 million at June 30, 1996 compared with $24.4 million at year-end.

The $9.9 million reduction in inventory since year-end included a $4.8 million decrease in raw materials and work in process and a $5.7 million decrease in finished goods inventory. Accounts receivable declined from year-end and the end of the first quarter because of the lower sales in the second quarter and aggressive management of accounts receivable.

The new credit facility provides the company with increased credit availability and financial flexibility at significantly lower interest rates than those incurred in the second quarter.

The information set forth above may include "forward-looking" information, as defined in the recently enacted Private Securities Litigation Reform Act of 1995. The Cautionary Statements filed by the Company as part of their Form 10K for the year ended December 31, 1995 on April 1, 1996, are incorporated herein by reference, and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and "forward-looking" statements contained herein.

Cincinnati Microwave designs, manufactures and markets ultrahigh frequency and microwave wireless communications products. The company's product lines include radar warning devices, digital spread spectrum cordless telephones and wireless data modems for use on the Cellular Digital Packet Data (CDPD) network. The company's products combine its experience in ultrahigh frequency and microwave wireless technology, including digital signal processing, with its high volume manufacturing capabilities.

The company markets its products both under the ESCORT brand name through direct advertising and as an Original Equipment Manufacturer (OEM) supplier. The company's strategy for entering new markets is to align with companies that have established sales leadership and market positions. This strategy is designed to provide broader access to the end user. The company produces digital spread spectrum telephones for several leading marketers of consumer telephones. The company's common stock is traded on the Nasdaq National Market System under the symbol CNMW.


Additional information on the company, its products and markets can be obtained from the Company's world wide web site:
http://www.cnmw.com/welcome.htm. Information about Cincinnati
Microwave also is available, free of charge via fax, by dialing
1-800-PRO-INFO and using ticker symbol CNMW.

CINCINNATI MICROWAVE, INC.
STATEMENT OF OPERATIONS
(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)
(UNAUDITED)

                              THREE MONTHS ENDED       SIX MONTHS ENDED
                            Jun 30,   Jul 2, PERCENT  Jun 30,   Jul 2, PERCENT
                              1996     1995  CHANGE     1996     1995  CHANGE
    RADAR DETECTORS          8,222   15,778   (48)%   19,930   26,089   (24)%
    CORDLESS TELEPHONES      6,751    3,088    119%   15,395    5,878    162%
    OTHER                      487      151    223%      688      698    (1)%

NET SALES                  $15,460  $19,017   (19)%  $36,013  $32,665     10%
COST OF SALES               13,871   13,869      0%   30,501   23,426     30%
                            ------   ------   ----    ------   ------   ----
GROSS PROFIT                 1,589    5,148   (69)%    5,512    9,239   (40)%

OPERATING EXPENSES:
    RESEARCH & DEVELOPMENT   1,180    1,770   (33)%    2,760    3,602   (23)%
    SELLING EXPENSES         2,595    2,692    (4)%    5,765    5,515      5%
    ADMINISTRATIVE EXPENSES  1,457    1,142     28%    3,036    2,282     33%
                             -----    -----    ----   ------   ------    ----
                             5,232    5,604    (7)%   11,561   11,399      1%

OPERATING LOSS              (3,643)    (456)          (6,049)  (2,160)
OTHER EXPENSE, NET            (184)    (327)            (409)    (643)
                            -------   ------          -------  -------
LOSS BEFORE INCOME TAXES    (3,827)    (783)          (6,458)  (2,803)
INCOME TAX BENEFIT               0        0                0   (1,438)
                           -------   -------         -------- --------
NET LOSS                   ($3,827)   ($783)         ($6,458) ($1,365)
                           ========  =======         ======== ========

LOSS PER SHARE              ($0.24)  ($0.06)          ($0.41)  ($0.10)

WEIGHTED AVERAGE SHARES     15,749   14,010     12%   15,722   13,936     13%

CINCINNATI MICROWAVE, INC.
BALANCE SHEET
(AMOUNTS IN THOUSANDS)
                                            AS OF:
                                          Jun 30,       Dec 31,
                                            1996          1995
                                         (UNAUDITED)   (AUDITED)
ASSETS
    CASH & INVESTMENTS                        11            11
    ACCOUNTS RECEIVABLE, NET               5,638        10,923
    INVENTORIES, NET                      15,509        25,370
    OTHER CURRENT ASSETS                   1,131           779
                                          ------        ------
       TOTAL CURRENT ASSETS               22,289        37,083
    RESTRICTED CASH                          903           429
    PROPERTY, PLANT & EQUIPMENT           13,266        14,649
    INTANGIBLES                            1,626         2,035
                                          ------        ------
       TOTAL ASSETS                       38,084        54,196
                                          ======        ======

LIABILITIES & SHAREHOLDERS' EQUITY
    ACCOUNTS PAYABLE                      10,613        15,729
    NOTES PAYABLE                          3,024         6,934
    ACCRUED TAXES                             25            81
    UNEARNED REVENUE                         555           684
    CURRENT LEASE OBLIGATIONS              1,168         1,075
    OTHER                                  3,685         4,212
                                          ------        ------
       TOTAL CURRENT LIABILITIES          19,070        28,715
    LONG-TERM CAPITAL LEASE OBLIGATION       497           753
    UNEARNED REVENUE-NONCURRENT              260           350
    SHAREHOLDERS' EQUITY                  18,257        24,378
                                          ------        ------
       TOTAL LIABILITES AND SHAREHOLDER'S
            EQUITY                        38,084        54,196
                                          ======        ======